June 29, 1995




Mr. Robert Van Buren
Chairman, Board of Directors
Smith Corona Corporation
65 Locust Avenue
New Canaan, Connecticut 06840

Dear Mr. Van Buren:

This letter serves to confirm the terms of the agreement between Smith Corona Corporation ("SCC") and R.F. Stengel & Co., Inc. ("RFS & Co.") SCC wishes to retain RFS & Co. to provide interim management services to SCC. Specifically, SCC wishes to retain certain members of RFS & Co. as interim President and Chief Executive Officer and related staff to assist it in successfully completing an operational and financial restructuring.

Additionally, should SCC file a Chapter 11 proceeding, members of RFS & Co. will provide the necessary leadership to guide
SCC through a Chapter 11 proceeding to the confirmation and consummation of a Plan of Reorganization.

In the event that SCC determines to file a Chapter 11 proceeding, SCC agrees to seek a "First Day" Order of the Bankruptcy Court, assuming this agreement or otherwise retaining RFS & Co. in accordance with the terms and conditions of this agreement.

RFS & Co. agrees to provide certain members of its organization to SCC as interim President and Chief Executive Officer and related staff, to assist it in the above activities in a manner responsive to the current circumstances of the company. Additionally, RFS & Co. will support as required the information requests of, and ongoing conversations with, Chemical Bank, as agent for the company's bank group, and will work with the company's other outside professionals in this area. In providing these services, RFS & Co. will report directly to the Board of Directors.

RFS & Co. proposes to staff the engagement as follows: Ronald
F. Stengel, President of RFS & Co., will become SCC's interim President and Chief Executive Officer. Mr. Thomas A. Cawley will assist Mr. Stengel in the conduct of the engagement. RFS & Co. will, as necessary, provide additional professional staff, all of whom have experience working with companies in similar circumstances and whom have strong functional expertise in finance or operations. Staffing will be adjusted according to project demands as the engagement progresses.
All such staffing adjustments will be discussed with and agreed to by the Board of Directors prior to their implementation.

RFS & Co. will bill SCC for services rendered at standard daily rates plus actual out-of-pocket expenses related to the performance of such services. The standard daily rates reflect the training and experience of the professional assigned to this engagement, and are as follows

       R. Stengel               $2,500 per day
       T. Cawley             $1,700 per day
       Professional Staff    $1,500 - $2,500 per day

Actual out-of-pocket expenses include travel, lodging, meals, car rental, telephone, computer charges, and other necessary expenditures. SCC will also pay RFS & Co. a retainer of $100,000, which will be credited against final project invoices.

Professional fees and expenses will be billed and payable as follows: 80% of professional fees for services rendered and 100% of expenses incurred will be billed and payable monthly. The remaining 20% of professional fees will be set aside and accumulated as incentive compensation and will be payable subject to the successful completion of activities and timetables mutually agreed upon by SCC and RFS & Co. Within thirty (30) days of the execution of this agreement, SCC and RFS & Co. will determine, and by letter addendum to this agreement, state in writing those conditions under which RFS & Co. shall be entitled to all or part of the 20% of unbilled professional fees accumulated as incentive compensation.

Our retention is subject to the following terms and conditions:

  1. Approval of SCC's Board of Directors of this engagement letter and all of its provisions.

  2.  A resolution of SCC's Board of Directors appointing
Ronald F. Stengel as President and Chief Executive Officer for the duration of this engagement.

  3. Appointment of Ronald F. Stengel and Thomas A. Cawley to the company's Board of Directors.

  4.  A wire transfer of the agreed-upon retainer.

  5. In the event of a Chapter 11 proceeding, an Order of the Bankruptcy Court approving the terms and conditions of this agreement.

SCC may discharge us at any time. We may withdraw at any time with SCC's consent or for good cause without SCC's consent. Good cause includes SCC's breach of this agreement, SCC's refusal or failure to cooperate with us, or any fact or circumstance that would render our continuing representation unlawful or unethical.

Additionally, as a condition of our retention, Smith Corona Corporation shall indemnify and hold harmless R.F. Stengel & Co., Inc., its respective directors, officers, employees, affiliates, and agents of us against any losses, claims, damages, or liabilities (or actions in respect thereof) relating to or arising out of such engagement or our role in connection therewith, and to reimburse us or each other party entitled to be indemnified hereunder for all expenses, including reasonable attorneys' fees and expenses, as they are incurred by us or other indemnified party in connection with investigating, preparing, or defending any such action or claim, whether or not in connection with pending or threatened litigation as to which we are or may be a party. Smith Corona Corporation will not, however, be responsible for any claims, liabilities, losses, damages, or expenses that result from our gross negligence or intentional misconduct. The provisions of this indemnification shall survive the termination of this agreement.

This agreement constitutes the entire understanding between SCC and RFS & Co. regarding our employment. By executing this agreement you acknowledge that you have read carefully and understand all of its terms and that you are authorized to execute the agreement on behalf of the corporation. The agreement cannot be modified except by further written agreement signed by each party.

We look forward to assisting SCC in these important activities, and are prepared to commit the resources necessary to complete this engagement. Should this agreement be satisfactory, please sign the attached copy and return it.

                      Very truly yours,


                      /s/Ronald F. Stengel
                      Ronald F. Stengel
                      President

Agreed to and accepted:

Smith Corona Corporation

By: /s/Robert Van Buren
  Chairman, Board of Directors

Date: July 1, 1995